Exhibit 10.26
SCIENTIFIC ADVISORY BOARD AGREEMENT

This Scientific Advisory Board Agreement (the “Agreement”) is entered into as of the 28th day of February, 2020, by and between Moleculin Biotech, Inc. (the “Company”) and Waldemar Priebe, PhD (the “Science Advisor”).

RECITALS
WHEREAS, the Science Advisor has been serving at the request of the Company as the chair and a member of the Company's Scientific Advisory Board (the “SAB”) since its public inception; and

WHEREAS, in that capacity, will provide the Company with advice and assistance regarding its drug development programs; and

WHEREAS, the Company wishes to provide the Science Advisor with compensation for his time, going forward, incurred in providing services hereunder.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENT
1)SAB Membership. The Company agrees to engage the Science Advisor, and the Science Advisor agrees to participate as a member of the Company's SAB. As SAB member and its Chair, the Science Advisor will consult with the Company on its drug development efforts during the term of this Agreement. The Science Advisor's position as an SAB member will include attending meetings of the SAB at the offices of the Company or elsewhere, consulting individually with the Company's officers and employees, as reasonably requested, and occasionally, participating in other meetings, including telephonic meetings, or conducting other activities, as reasonably requested by the Company, subject to Science Advisor's availability. Subject to Section 2, the term of this Agreement shall be for an initial period (the “Initial Term”) commencing on the date hereof (the “Effective Date”) and ending on the first anniversary of the Effective Date. The Agreement shall continue for successive one-year renewal periods (the “Renewal Periods”) unless terminated by either the Science Advisor or the Company in accordance with Section 2.

a)Scope of Engagement. The Science Advisor is expected to advise the Company with regard to the development of the Company's drug pipeline.

b)Estimate of Time Required. The Company estimates that the time required for this engagement will be several times per week.

c)Employee of The University of Texas MD Anderson Cancer Center. Notwithstanding any of the other terms of this Agreement, and in exception thereto, the parties to this Agreement acknowledge and agree that the Science Advisor is an employee of The University of Texas MD Anderson Cancer Center (UMDACC) and therefore the Science

Advisor executes this Agreement subject to the Rules and Regulations of The Board of Regents of The University of Texas System and all terms and conditions therein that apply to the Science Advisor. The Science Advisor has no right, power or authority to assign or enter into any other agreement with respect to intellectual property, confidential or other proprietary information owned by the Board of Regents that is inconsistent with these Rules and Regulations. A complete copy of the Rules and Regulations of The Board of Regents of The University of Texas System may be found at www.utsystem.edu/bor.rules/. This agreement is subject to the approval by the appropriate authorities at UMDACC. The Science Advisor will notify the Company in writing of such approval.
2)Termination of SAB Membership. The Science Advisor's membership on the SAB may be terminated at any time by the Science Advisor or the Company at any time and for any reason.
a)Notice of Termination. Any termination by the Company or by the Science Advisor shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) sets forth the fact of termination of the Science Advisor's membership on the SAB and (ii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 30 days after the giving of such notice).
b)Date of Termination. “Date of Termination” means (i) if the Science Advisor's membership on the SAB is terminated by reason of death or disability, the date of death of the Science Advisor or the disability Effective Date, as the case may be, and (ii) if the Science Advisor is terminated by the Company within 30 days of the expiration of the Initial Term or a Renewal Period, the date of expiration of the Initial Term or Renewal Period as the case may be, and (iii) if the Science Advisor's membership on the SAB is terminated for any other reason, on the date of receipt of the Notice of Termination or any later date specified therein.
3)        Compensation.
a)Cash. In consideration of the services to be provided by Science Advisor under this Agreement, the Company shall pay the Science Advisor an annual amount of $68,500 until the Date of Termination (or, if the Date of Termination occurs prior to the Initial Term or the expiration of a Renewal Period, a pro rata portion of the annual amount shall be paid to the Science Advisor). The Company will pay this in quarterly installments prior to the 30th day after each calendar quarter end with the first payment due for the first calendar quarter of 2020 beginning on April 30, 2020.
4)Expense Reimbursement. During the term of this Agreement, the Science Advisor shall be entitled to receive prompt reimbursement for all reasonable out-of-pocket expenses incurred by the Science Advisor in the performance of his duties as a SAB member in accordance with the policies, practices and procedures of the Company.
5)Confidentiality. The Science Advisor acknowledges that in the course of his activities for the Company, he will have access to certain proprietary technology of the Company, including but not limited to technology, inventions, processes, methods, products and other trade secrets (collectively referred to hereinafter as the “Proprietary Technology'') and to certain confidential information relating to the Proprietary Technology and to the Company's plans and strategies, including plans and strategies for research, development, production, collaboration or expansion, and other information about the business of the Company, which the Company desires to protect and preserve in confidence (collectively referred to as “Confidential Information”). This section is superseded by any obligations related to the Science Advisor’s duties under Section 1.c. above. The Company acknowledges that Science Advisor provides services to other companies and that for the purpose of this Agreement the term Confidential Information shall only include exclusively Moleculin’s Confidential Information and not any information belonging to any other companies. The Science Advisor agrees to the following obligations with respect to the Proprietary Technology and Confidential Information:
(a)Obligations of Confidence.
(i)  The Science Advisor shall keep the Proprietary Technology and Confidential Information in confidence, and shall not disclose or otherwise make available, or facilitate the availability, of the same or any part thereof to any person, firm, corporation, or other entity, except as expressly permitted by the Company.
(ii)  The Science Advisor shall not make, disclose or distribute, directly or indirectly, documents or copies of documents containing disclosures of such Proprietary Technology and Confidential Information, except as necessary to carry out the purposes of this Agreement.
(i)The Science Advisor shall not advise anyone that such Proprietary Technology and Confidential Information is known or used by the Company or others associated with the Company, except as expressly permitted by the Company.
(b)Non-Use and Related Obligations; Duty of Notification. Nothing herein contained confers on the Science Advisor any right or license under any of the Company's intellectual property rights.

(c)Non-Confidential Information. The Company acknowledges that the Science Advisor's obligations of confidence do not apply to that which is already known to the Science Advisor as demonstrated by written record, or which is now publicly available or which becomes publicly available in the future other than by breach of this Agreement by the Science Advisor, or which is disclosed to the Science Advisor by third parties under no obligation of confidence to the Company.

(d)Indemnification and Hold Harmless. The Science Advisor shall not be liable for any acts, errors or omissions in performing its duties, except if such performance is conducted in bad faith or with gross negligence that results in material harm to the Company. The Company will indemnify, hold harmless and pay all expenses, costs, liabilities of the Science Advisor incurred in defense of legal actions brought against the Science Advisor, except actions or omissions of the Science Advisor that constitute fraud, gross negligence or willful misconduct.

        6)   Miscellaneous.

a)This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

b)Any notice required by this Agreement must be given by email or facsimile transmission confirmed by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed as follows:

If to the Science Advisor: Waldemar Priebe
2575 West Bellfort
Suite 333
Houston, TX 77054

If to the Company:  Walter V. Klemp
           Chairman & CEO
           Moleculin Biotech, Inc.
           5300 Memorial, Suite 90
           Houston, TX 77007
               For payment purposes: ap@moleculin.com
Office Phone: (713) 305-5041

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

d)  The Science Advisor's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Science Advisor or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

e)  The provisions of this Agreement constitute the complete understanding and agreement among the parties with respect to the subject matter hereof
f) This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the Science Advisor has hereunto set the Science Advisor's hand and, pursuant to the authorization from its Board, the Company has caused this Agreement to be executed in its name on its behalf, as of the date first written above.

SCIENCE ADVISOR

/s/ Waldemar Priebe, PhD
Waldemar Priebe, PhD

Moleculin Biotech, Inc.
/s/ Walter V. Klemp, Chairman & CEO
Walter V. Klemp, Chairman & CEO